SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      July 29, 1998
(Date of earliest event reported)  (June 23, 1998)

USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647
(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.
On June 23, 1998, the Registrant issued an aggregate of 343,356 shares of Common Stock to George Karfunkel and Ace Foundation upon conversion of an aggregate of $1,150,000 principal amount of 10% convertible notes (plus $1,188,013 accrued interest) dated February 24, 1998 at a conversion rate of 3.46 per share.

On July 16, 1998, USCI, Inc. issued 119,281 shares of Common Stock to Ace Foundation upon conversion of $350,000 principal amount of 10% convertible notes (plus $363,806 accrued interest) dated February 24, 1998 at a conversion rate of 3.05 per share.

On July 16, 1998, USCI, Inc. issued 50,774 shares of Common Stock upon conversion of 15 shares of 6% Series A Convertible Preferred Stock (valued at $150,000 plus $2,850 accrued dividends) held by JNC
Opportunity Fund Ltd. at a conversion rate of 3.0104.

On July 17, 1998, USCI, Inc. issued 118,492 shares of Common Stock upon conversion of 35 shares of 6% Series A Convertible Preferred Stock (valued at $350,000 plus $6,708 accrued dividends) held by JNC
Opportunity Fund Ltd. at a conversion rate of 3.0104.

On July 28, 1998, USCI, Inc. issued an aggregate of 34,000 shares of Common Stock to George Karfunkel, Michael Karfunkel, Laura Huberfeld/Naomi Bodner Partnership and Huberfeld Bodner Family Foundation, Inc.(the "Noteholders"), representing the payment of 8% interest for the period February 24, 1998 through July 28, 1998 totaling $136,000 on the aggregate principal amount of $4 million convertible notes (total amount of interest $136,000), at a conversion rate of $4.00 per share.

On July 29, 1998, the Registrant entered into a Convertible Preferred Stock Purchase Agreement with the Noteholders, under the terms of which the Noteholders agreed to exchange the aggregate of $4 million 8% unsecured Convertible Restated Notes due on or before July 31, 1998 for 500 shares of convertible preferred stock of the Registrant. The preferred stock is entitled to a dividend of 6% per annum, payable quarterly in arrears and is convertible, together with accrued dividends, at a conversion price equal to 120% of the average closing bid price for 5 trading days immediately preceding the closing date or 85% of the average of the three lowest closing prices per share of Common Stock for the 25 trading days preceding the conversion notice, with a floor of not less than $4.00 per share and a ceiling of not more than $6.00 per share. The Preferred Stock is redeemable at the option of the Registrant at the then applicable conversion price. The shares of Common Stock issuable upon conversion of the preferred stock are subject to registration rights. Reference is made to the Certificate of Designation and financing documents which are filed as exhibits to this Current Report for a complete description of all terms.

If the Registrant does not complete a high yield private offering by October 15, 1998, the shares of convertible preferred stock shall be convertible into shares of Common Stock at a conversion price equal to the lesser of $5.00 per share of 80% of the average closing sales price of the Registrant's Common Stock during the last five trading days prior to conversion.

Each of the parties have agreed that no conversion of any shares of convertible preferred stock shall occur to the extent it causes such person to then be the "beneficial owner", as defined in Section 13(d) of the Exchange Act, of more than 4.99% of the then outstanding Common Stock of the Registrant.

The Registrant intends to seek shareholder approval of the transaction as required by NASD Rule 4460(i)(D)(ii).

All unregistered securities were issued by the Registrant in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.


Item 7c. Exhibits.

3.1	Certificate of Designation for Series D Convertible Preferred
Stock.

10.1 Convertible Preferred Stock Purchase Agreement dated as of July 29, 1998 among the Registrant, George Karfunkel, Michael
Karfunkel, Laura Huberfeld/Naomi Bodner Partnership and Huberfeld
Bodner Family Foundation, Inc.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USCI, Inc.
                                         (Registrant)

                                  By: /s/ Robert J. Kostrinsky
                                            Robert J. Kostrinsky
                                        Executive Vice President

July 29, 1998